SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Hot Topic, Inc.

(Name of Registrant as Specified In Its Charter)

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HOT TOPIC, INC.

18305 E. San Jose Avenue

City of Industry, California 91748

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On June 10, 2008

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Hot Topic, Inc., a California corporation. The meeting will be held on Tuesday, June 10, 2008 at 8:30 a.m. local time at our headquarters located at 18305 E. San Jose Avenue, City of Industry, California 91748 for the following purposes:

1.	To elect seven directors to hold office until our 2009 Annual Meeting of Shareholders.

2.	To ratify the selection by the Audit Committee of our Board of Directors of Ernst & Young LLP as our independent auditors for the fiscal year ending January 31, 2009.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this Notice.

The record date for the annual meeting is April 21, 2008. Only shareholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on June 10, 2008 at 18305 E. San Jose Avenue, City of Industry, California 91748

The proxy statement and annual report to shareholders are available at http://investorrelations.hottopic.com. The Board of Directors recommends that you vote FOR the proposals identified above.

By Order of the Board of Directors

/s/ James McGinty

James McGinty

Secretary

City of Industry, California

April 28, 2008

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting in person, it is important that your shares be represented. We have provided instructions on the alternative voting methods in the accompanying proxy statement. Please vote as soon as possible. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the meeting, you must request and obtain a proxy issued in your name from that record holder. If you plan to attend the meeting, we request that you (though you are not required to) call in advance and notify Megan Hall at our headquarters, at (626) 839-4681.

HOT TOPIC, INC.

18305 E. San Jose Avenue

City of Industry, California 91748

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 10, 2008

QUESTIONS AND ANSWERS

What is the purpose of these proxy materials?

We provided you this proxy statement and the accompanying proxy card and/or made those documents available to you on the Internet because the Board of Directors of Hot Topic, Inc. is soliciting your proxy to vote at its 2008 Annual Meeting of Shareholders. We intend to mail a printed copy of this proxy statement and the accompanying proxy card on or about April 28, 2008 to all shareholders of record entitled to vote at the annual meeting. All other shareholders will receive either a printed copy of this proxy statement along with voting instructions, or a Notice of Internet Availability of Proxy Materials containing instructions on how to access the proxy statement and annual report on the Internet (sometimes referred to as the Notice), which will be mailed on or about April 28,2008. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. You may vote by proxy as described below or as described in the Notice or voting instructions.

What if I received a Notice Regarding the Availability of Proxy Materials?

If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you request them. Instead, the Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice also instructs you as to how you may submit your proxy on the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials you should follow the instructions for requesting such materials included in the Notice.

Who can vote at the annual meeting?

Only shareholders of record at the close of business on April 21, 2008, the record date for the annual meeting, will be entitled to vote at the annual meeting. At the close of business on the record date, there were 43,715,118 shares of common stock outstanding and entitled to vote.

Shareholder of Record: Shares Registered in Your Name

If at the close of business on the record date, your shares were registered directly in your name with our transfer agent, Wells Fargo Bank, N.A., then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the accompanying proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If at the close of business on the record date, your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other agent, then you are the beneficial owner of shares held in “street name” and these proxy materials or the Notice are being forwarded to you by your broker, bank or other agent rather than directly from us. The broker, bank or other agent holding your account is considered to be the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy issued in your name from your broker, bank or other agent.

What am I voting on?

There are two matters scheduled for a vote at the annual meeting:

•	the election of seven directors to hold office until our 2009 Annual Meeting of Shareholders, and

•	the ratification of the selection by the Audit Committee of our Board of Directors of Ernst & Young LLP as our independent auditors for the fiscal year ending January 31, 2009.

How do I vote?

For the election of directors, you may either vote “For” all the nominees or you may “Withhold” your vote for any nominee you specify. For any other matter to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record, you may vote in person at the annual meeting. Alternatively, you may vote by proxy by using the accompanying proxy card. Whether or not you plan to attend the annual meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the annual meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date the accompanying proxy card and return it promptly. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares held in street name and you received a printed copy of these proxy materials by mail, you should have received a proxy card and voting instructions with these materials from the organization that is the record owner of your shares rather than from the Company. You may complete and mail that proxy card or you may vote over the Internet as instructed by that organization in the voting instructions. If you are a beneficial owner of shares held in street name and you received a Notice by mail, you should follow the instructions included in the Notice to view the proxy materials and transmit your voting instructions.

If you vote by proxy, your vote must be received by 11:59 p.m. Eastern Time on June 9, 2008 to be counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the close of business on April 21, 2008, the record date for the annual meeting.

What if I return a proxy card or vote by Internet but do not make specific choices?

If you return a signed and dated proxy card or complete the Internet procedures, but do not specify how you want to vote your shares, your shares will be voted “For” the election of all seven nominees for director and “For” the ratification of Ernst & Young LLP as our independent auditors. If any other matter is properly presented at the meeting, one of the individuals named on your proxy card as your proxy will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, over the Internet or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice or proxy card?

If you receive more than one Notice or proxy card, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions included in each Notice and proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the applicable vote at the annual meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	If you received a printed copy, you may submit another properly completed proxy with a later date,

•	You may send a written notice that you are revoking your proxy to our Secretary at 18305 E. San Jose Avenue, City of Industry, California 91748, or

•	You may attend the annual meeting and vote in person (however, simply attending the annual meeting will not, by itself, revoke your proxy).

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

When are shareholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, a shareholder proposal must be submitted in writing by December 29, 2008, to our Secretary at 18305 E. San Jose Avenue, City of Industry, California 91748. If you wish to submit a proposal that is not to be included in next year’s proxy materials, your proposal generally must be submitted in writing to the same address no later than February 10, 2009. Please review our Amended and Restated Bylaws, which contain additional requirements regarding advance notice of shareholder proposals.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to any proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner, despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions. Abstentions and broker non-votes will not be counted towards the vote total for any proposal.

If your shares are held by your broker, bank or other agent as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other agent to vote your shares. If you do not give instructions to your broker, bank or other agent, they can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange on which your broker, bank or other agent may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give instructions to your broker, bank or other agent, the shares will be treated as broker non-votes. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice or if you received a printed copy of these proxy materials by mail, on the proxy card and voting instructions included with these materials.

How many votes are needed to approve each proposal?

•

For the election of directors, the seven nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome.

•

To be approved, the ratification of the selection of Ernst & Young LLP as our independent auditors must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. Abstentions and broker non-votes will have no effect.

What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid annual meeting. A quorum will be present if at least a majority of the outstanding shares as of the close of business on the record date are represented by shareholders present at the annual meeting or by proxy. At the close of business on the record date, there were 43,715,118 shares outstanding and entitled to vote. Therefore, in order for a quorum to exist, 21,857,560 shares must be represented by shareholders present at the annual meeting or by proxy.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote in person at the annual meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the annual meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of our fiscal year ending January 31, 2009.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of seven directors. Cynthia Cohen and Corrado Federico are currently directors and have elected not to stand for re-election this year while two new directors, Lisa M. Harper and Thomas G. Vellios, have been nominated for election at the annual meeting. Accordingly, there are seven nominees for director this year. Each director to be elected will hold office until our next annual meeting of shareholders and until his or her successor is duly elected and qualified, or until the director’s death, resignation or removal. Each of the nominees listed below is currently a director of ours, other than Lisa M. Harper and Thomas G. Vellios. In addition, each of the nominees below was previously elected by the shareholders, other than Mdmes. D’An and Harper and Mr. Vellios. Ms. D’An was appointed as a director by our Board of Directors in June 2007 and was recommended for such appointment by Ms. Cohen. Ms. Harper was originally recommended by Elizabeth McLaughlin and Mr. Vellios was originally identified by the executive search firm Heidrick & Struggles.

The candidates receiving the highest number of “For” votes by the shares entitled to be voted will be elected. If no contrary indication is made, shares represented by executed proxies will be voted “For” the election of the seven nominees named below or, if any nominee becomes unavailable for election as a result of an unexpected occurrence, “For” the election of a substitute nominee designated by our Board of Directors. Each nominee has agreed to serve as a director if elected, and we have no reason to believe that any nominee will be unable to serve.

We invite all of our nominees for director to attend our annual meeting of shareholders. All of the nominees for election as a director at the 2007 Annual Meeting of Shareholders attended the 2007 Annual Meeting of Shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE NAMED BELOW.

Nominees

The following is biographical information as of March 5, 2008 for each nominee for director.

Name	Age	Position
Evelyn D’An	46	Director
Lisa M. Harper	48	Nominee
W. Scott Hedrick	62	Director
Elizabeth McLaughlin	47	Chief Executive Officer and Director
Bruce Quinnell	59	Chairman of the Board
Andrew Schuon	43	Director
Thomas G. Vellios	52	Nominee

Evelyn D’An has served on our Board of Directors since June 2007. Ms. D’An is the President and founder of D’An Financial Services, Inc., or DFS, an integrated business consulting and financial services firm formed in 2004 that provides accounting, finance, information technology and strategic tax expertise to its clients. Ms. D’An is currently serving as a director and member of the Audit Committee of Alico, Inc. a publicly-traded land management company operating in Central and Southwest Florida that is involved in various agricultural and real estate operations. From 1998 until prior to founding DFS, Ms. D’An, a certified public accountant, was an audit and advisory partner at Ernst & Young LLP, where, among numerous responsibilities, she established and led their South Florida Public Sector Practice.

Lisa M. Harper has not previously served on our Board of Directors. Ms. Harper was Chairman of the Board of Directors of The Gymboree Corporation, a publicly-traded corporation that operates a chain of retail specialty stores for children and women, from June 2002 until her retirement in July 2006. She also served as Chief Creative Officer of The Gymboree Corporation from January 2006 until July 2006. From February 2001 to June 2002, Ms. Harper was Vice Chairman of The Gymboree Corporation’s Board of Directors. From February 2001 to January 2006, she was Chief Executive Officer of The Gymboree Corporation. Ms. Harper also serves as a director of Longs Drug Stores Corporation.

W. Scott Hedrick has served on our Board of Directors since January 2002. Mr. Hedrick was a founder and has been a General Partner of InterWest Partners, a venture capital fund, since 1979. Since April 1991, Mr. Hedrick has been a director of Office Depot, Inc., a publicly-traded, consumer products company, and from November 1986 until April 1991, he served as a director of The Office Club, Inc., a publicly-traded, consumer products company, which was acquired by Office Depot, Inc. in April 1991. He is also a director of American Funds Target Date Retirement Series Inc. Mr. Hedrick also serves as a director of privately-held companies.

Elizabeth McLaughlin has served as our Chief Executive Officer since August 2000, and has served on our Board of Directors since May 2000. She also served as our President from February 2000 through September 2003. From June 1996 through February 2000, Ms. McLaughlin served as our Senior Vice President and General Merchandise Manager. From May 1993 through May 1996, Ms. McLaughlin was our Vice President, Operations. Prior to joining us, Ms. McLaughlin held various positions with Millers Outpost and The Broadway. Ms. McLaughlin is a member of the Board of Visitors for the Anderson School at UCLA. Ms. McLaughlin serves on the board of directors at Noodles & Company, a privately-held casual dining restaurant company.

Bruce Quinnell has served on our Board of Directors since September 1998 and has served as Chairman of the Board since August 2002. From April 1999 to February 2002, Mr. Quinnell was Vice Chairman of Borders Group, Inc. From January 1997 to April 1999, Mr. Quinnell was the President and Chief Operating Officer of Borders Group, Inc. Mr. Quinnell is a director of Tuesday Morning Corporation, an operator of first-quality discount and closeout home furnishing and gift stores. Mr. Quinnell also serves as a director of privately-held companies.

Andrew Schuon has served on our Board of Directors since January 1998. Mr. Schuon is the co-founder of “C” Student Entertainment, a boutique radio and mobile-focused media company specializing in compelling content. Mr. Schuon was the founder and President from July 2004 until January 2008 of Vivendi/Universal's IMF: The International Music Feed, a 24-hour cable TV channel. From August 2002 to February 2004, Mr. Schuon was President of Programming of Infinity Broadcasting. From April 2001 to August 2002, he was President and Chief Executive Officer of Pressplay, a joint venture created by Sony Music Entertainment and Universal Music Group. From December 1999 to April 2001, Mr. Schuon was President and Chief Operating Officer of the Universal Music Group’s music business, Farmclub.com, Inc. Prior to that, from February 1998 to November 1999, Mr. Schuon was Executive Vice President/General Manager of Warner Bros. Records Inc. From 1992 to December 1997, Mr. Schuon served as Executive Vice President of MTV where he was responsible for programming, music, production and talent for their MTV and VH1 cable channels.

Thomas G. Vellios has not previously served on our Board of Directors. Since 2002, Mr. Vellios has been the co-founder, director and Chief Executive Officer of Five Below, Inc., a retail concept catering to the teen and preteen market. From 2001 to 2002, Mr. Vellios served as President and Chief Executive Officer of Zany Brainy, a retail store chain that sold educational toys and multi-media products, which was acquired by Right Start, Inc. in 2002. He also served as President of Zany Brainy from 1998 to 2001. From 1995 to 1998, Mr. Vellios served as Zany Brainy's Executive Vice President of Merchandising and Marketing. Prior to that, from 1986 to 1995, Mr. Vellios served as Senior Vice President, General Merchandise Manager of Caldor Corporation, a diversified discount retailer offering a broad range of branded and private-label merchandise, which was acquired by May Company in 1986.

Independence of the Board of Directors and its Committees

As required under Nasdaq Stock Market listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board. Our Board of Directors consults with our counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in applicable Nasdaq listing standards, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director or nominee, or any of his or her family members, and Hot Topic, our senior management and our independent auditors, our Board of Directors has affirmatively determined that all of our directors and nominees are independent within the meaning of the applicable Nasdaq listing standards, except for Ms. McLaughlin, our Chief Executive Officer.

As required under applicable Nasdaq listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. All of the committees of our Board of Directors are comprised entirely of directors determined by the Board to be independent within the meaning of the applicable Nasdaq listing standards and free of any relationship that would impair a director’s individual exercise of independent judgment with regard to Hot Topic.

Information Regarding the Board of Directors and its Committees

Our Board of Directors has an Audit Committee, a Compensation Committee and a Governance and Nominating Committee. Each of the committees has been formed and approved by our Board of Directors, and each has been authorized by its charter and/or resolution of the Board of Directors to hire or retain, at our expense, attorneys, consultants and other experts as such committee deems appropriate in the carrying out of its duties and responsibilities. The following is current membership information for each of these committees, as well as a description of each committee and its functions.

Name	Audit Committee		Compensation Committee (1)		Governance and Nominating Committee
Cynthia Cohen			X		X	*
Evelyn D’An	X
Corrado Federico	X		X
W. Scott Hedrick			X	*	X
Bruce Quinnell	X	*
Andrew Schuon					X
Total meetings in fiscal year 2007	4		2		7

*	Committee Chairperson

(1)	The Compensation Committee acted by unanimous written consent one time in fiscal year 2007.

Audit Committee

The Audit Committee operates pursuant to a written charter that is available on our investor relations website at http://investorrelations.hottopic.com. The Audit Committee oversees our corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of our independent auditors; determines and approves the engagement of our independent auditors; determines whether to retain or terminate our existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of our independent auditors to perform any proposed permissible non-audit services; reviews and approves or rejects transactions between Hot Topic and any related persons; confers with our management and our independent auditors regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in our Annual Report on Form 10-K; and discusses with management and our independent auditors the results of the annual audit and the results of our quarterly financial statements.

Our Board of Directors has determined that Mr. Quinnell qualifies as an “audit committee financial expert,” as defined in applicable Securities and Exchange Commission, or SEC, rules. The Board made a qualitative assessment of Mr. Quinnell’s level of knowledge and experience based on a number of factors, including his formal education and experience as a public company chief financial officer and chief operating officer.

Report of the Audit Committee of the Board of Directors

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Hot Topic under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

We have reviewed and discussed with management our consolidated financial statements as of and for the fiscal year ended February 2, 2008.

We have discussed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

We have received and reviewed the written disclosures and the letter from the independent public accountants required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, and have discussed with the independent public accountants their independence.

Based on the reviews and discussions referred to above, we recommended to our Board of Directors that the financial statements referred to above be included in our Annual Report on Form 10-K.

Audit Committee

Bruce Quinnell, Chairman

Evelyn D’An

Corrado Federico

Compensation Committee

The Compensation Committee operates pursuant to a written charter that is available on our investor relations website at http://investorrelations.hottopic.com. The Compensation Committee reviews and approves our overall compensation strategy and policies. The Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management; reviews and approves the compensation and other terms of employment of our executive officers; administers our stock option and purchase plans, pension and profit sharing plans, stock bonus plans, deferred compensation plans and other similar programs; and reviews with management our Compensation Discussion and Analysis and considers whether to recommend that it be included in proxy statements and other filings. The Compensation Committee takes action both by resolution at meetings (or by unanimous written consent), as well as by recommending measures for approval by the entire Board of Directors.

The Compensation Committee meets in the first quarter of each year to discuss and set strategy and policies for the short-term and long-term; and the Compensation Committee meets or acts by unanimous written consent other times during the year as it deems necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with our Chief Executive Officer. During each meeting, the Compensation Committee meets in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding her compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel; and the Compensation Committee is authorized to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

In the past, the Compensation Committee has engaged Mercer Human Resource Consulting as an independent compensation consultant. The Compensation Committee has also received advice and counsel from attorneys specializing in executive compensation matters, and from various publications.

Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees, as appropriate. In 2006, in connection with adoption and approval of our 2006 Equity Incentive Plan, or the 2006 Incentive Plan, the Compensation Committee delegated authority to grant, without any further action required by the Compensation Committee, stock options to our employees who are not officers, to a committee of at least two members of our Board of Directors, consisting of our Chief Executive Officer and at least one member of the Compensation Committee, referred to as Option Grant Committees. The 2006 Incentive Plan by its terms permits the grant of stock options and other awards by the Compensation Committee and by Option Grant Committees, in addition to grants by the Board of Directors. The purpose of this delegation of authority is to enhance the flexibility of option administration and to facilitate the timely grant of options to non-management employees, particularly new employees, within specified limits approved by the Compensation Committee. Typically, as part of its oversight function, the Board of Directors or Compensation Committee will review on a quarterly basis the list of grants made by all Option Grant Committees. During the fiscal year ended February 2, 2008, options to purchase an aggregate of 461,500 shares were granted under the 2006 Incentive Plan to non-officer employees by Option Grant Committees.

Historically, the Compensation Committee has made most significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the fiscal year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, during the first quarter and as appropriate at meetings throughout the year. Generally, the Compensation Committee’s process comprises three related elements: the consideration and approval of bonuses; the determination of compensation levels; and the establishment of performance objectives for the current or ensuing year. The Compensation Committee solicits and considers evaluations and recommendations submitted to the Compensation Committee by our Chief Executive Officer. For all executives and directors, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels, and recommendations of the Compensation Committee’s compensation consultants or advisers, including analyses of executive and director compensation paid at other companies.

The specific determinations of the Compensation Committee with respect to executive compensation are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

Messrs. Federico and Hedrick and Ms. Cohen currently serve as members of the Compensation Committee. Compensation of the members of the Compensation Committee, as well as our other non-employee directors, is determined by the entire Board with a view to attracting and retaining talented individuals to serve as directors. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Compensation Committee Report

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Hot Topic under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended February 2, 2008.

Compensation Committee

W. Scott Hedrick, Chairman

Cynthia Cohen

Corrado Federico

Governance and Nominating Committee

The Governance and Nominating Committee operates pursuant to a written charter that is available on our investor relations website at http://investorrelations.hottopic.com. The Governance and Nominating Committee interviews, evaluates, nominates, and recommends individuals for membership on the Board and committees thereof; nominates specific individuals to be elected as our officers by the Board; evaluates and recommends whether a Board or committee member qualifies as an independent director; stays abreast of developments in the area of corporate governance; and has oversight responsibility for questions pertaining to the quality of the process by which the Board and committees conduct their affairs, the quality of the strategic planning process, matters of ethics and/or conflicts of interest on the part of the directors, continuing education of directors, and the design and implementation of our Chief Executive Officer review process.

The Governance and Nominating Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Governance and Nominating Committee also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our shareholders. However, the Governance and Nominating Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of our Board of Directors, our operating requirements and the long-term interests of our shareholders. In conducting this assessment, the Governance and Nominating Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and Hot Topic, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Governance and Nominating Committee reviews such directors’ overall service to us during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Governance and Nominating Committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Governance and Nominating Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Governance and Nominating Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of our Board of Directors. The Governance and Nominating Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. From time to time, we have paid various third party recruiters to help us identify potential nominees for our Board of Directors.

The Governance and Nominating Committee will consider director candidates recommended by shareholders. The Governance and Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a shareholder. Our Policy on Shareholder Recommendations of Director Nominees is available on our investor relations website at http://investorrelations.hottopic.com. Shareholders who wish to recommend individuals for consideration by the Governance and Nominating Committee to become nominees for election to the Board at an annual meeting of shareholders must do so by delivering a written recommendation to the Governance and Nominating Committee at the following address: 18305 E. San Jose Avenue, City of Industry, California 91748 at least 120 days prior to the anniversary date of the date we provide access to our proxy statement for the last annual meeting of shareholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating shareholder is a beneficial or record owner of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. To date, the Governance and Nominating Committee has not rejected a timely director nominee from a shareholder or shareholders holding more than 5% of our voting stock.

With respect to the quality of the process by which the existing Board and committees conduct their affairs, in addition to developing agenda and strategic planning items for Board consideration, the Governance and Nominating Committee requires or recommends various activities for Board members. Among other things, a periodic part of meetings of the Board involves continuing education matters relating to corporate governance and other subjects, presented by counsel or other experts. Also, non-employee directors are encouraged to visit various Hot Topic and Torrid stores to make sure they keep a current, first-hand understanding of the store environment and offerings; and Board members are encouraged to attend music concerts and events relevant to our business.

Meetings of the Board of Directors and Board and Committee Member Attendance

Our Board of Directors met five times during the last fiscal year. The Board of Directors did not act by unanimous written consent during the fiscal year. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served, held during the period for which he or she was a director or committee member, respectively.

Shareholder Communications With the Board Of Directors

The Governance and Nominating Committee has adopted a formal process by which our shareholders may communicate with the Board or an individual director. Our Policy on Shareholder Communications is available on our investor relations website at http://investorrelations.hottopic.com. Shareholders who wish to communicate with the Board may do so by sending written communications addressed to the Secretary of Hot Topic at 18305 E. San Jose Avenue, City of Industry, California 91748. Communications also may be sent by email to the following address: investorrelations@hottopic.com. Any communication sent must state the name of the shareholder making the communication and the number of shares owned by the shareholder. These communications will be reviewed by our Secretary, who will determine whether they should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications that do not raise substantive matters for the Board’s review). The screening procedures have been approved by a majority of the independent directors of the Board.

STANDARDS OF BUSINESS ETHICS

We have adopted Standards of Business Ethics that apply to all of our officers, directors and employees. The Standards of Business Ethics is available on our investor relations website at http://investorrelations.hottopic.com. If we make any substantive amendments to the Standards of Business Ethics or grant any waiver from a provision of the Standards of Business Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website, as well as via any other means then required by Nasdaq listing standards or applicable law.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of our Board of Directors has engaged Ernst & Young LLP as our independent auditors for the fiscal year ending January 31, 2009 and is seeking ratification of such selection by our shareholders at the annual meeting. Ernst & Young LLP has audited our financial statements since our inception in 1988. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require shareholder ratification of the selection of Ernst & Young LLP as our independent auditors. However, the Audit Committee is submitting the selection of Ernst & Young LLP to our shareholders for ratification as a matter of good corporate practice. If our shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Hot Topic and our shareholders.

To be approved, the ratification of the selection of Ernst & Young LLP as our independent auditors must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. Abstentions and broker non-votes will not be counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The following provides information regarding the fees billed to us by Ernst & Young LLP for the fiscal years ended February 3, 2007 and February 2, 2008. All fees described below were approved by the Audit Committee.

Audit Fees

Fees for audit services totaled approximately $720,000 for the fiscal year ended February 3, 2007 and approximately $760,000 for the fiscal year ended February 2, 2008. Audit fees consisted principally of work associated with the annual audit of our consolidated financial statements, compliance with regulations and rules promulgated under the Sarbanes-Oxley Act of 2002 (including Section 404 internal control requirements) and reviews of our quarterly reports on Form 10-Q.

Audit-Related Fees

Fees for audit-related services totaled approximately $31,000 for the fiscal year ended February 3, 2007 and approximately $32,000 for the fiscal year ended February 2, 2008. Audit-related fees consisted of work associated with the audit of our Puerto Rico operations.

Tax Fees

Fees for tax services totaled approximately $43,000 for the fiscal year ended February 2, 2008. We did not incur any fees for tax services for the fiscal year ended February 3, 2007. Tax fees consisted principally of work associated with tax advice and tax planning.

All Other Fees

There were no other fees for the fiscal years ended February 3, 2007 and February 2, 2008.

Pre-Approval Policies and Procedures

The Audit Committee, pursuant to its charter, is required to review and approve the proposed retention of independent auditors to perform any proposed permissible non-audit services. To date the Audit Committee has not established policies and procedures separate from its charter concerning pre-approval of audit or non-audit services. The establishment of any separate pre-approval policies and procedures is subject to the approval of the Audit Committee.

The Audit Committee has determined that the rendering of the pre-approved services other than audit services by Ernst & Young LLP is compatible with maintaining Ernst & Young LLP’s independence.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JANUARY 31, 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding the beneficial ownership of our common stock as of March 5, 2008 by: (i) each of our directors and nominees for director; (ii) each of our executive officers named in the Summary Compensation Table included later in this proxy statement; (iii) all of our executive officers and directors as a group; and (iv) each person, or group of affiliated persons, known by us to beneficially own more than five percent of our common stock. The table is based upon information supplied by our officers, directors, nominees for director and principal shareholders and a review of Schedules 13D and 13G, if any, filed with the SEC. Unless otherwise indicated in the footnotes to the table and subject to community property laws where applicable, we believe that each of the shareholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned.

Applicable percentages are based on 43,714,996 shares outstanding on March 5, 2008, adjusted as required by rules promulgated by the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable on or before May 4, 2008, which is 60 days after March 5, 2008. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
FMR LLC (2) 82 Devonshire Street Boston, Massachusetts 02109	4,944,763	11.3%
Barclays Global Investors, N.A. (3) 45 Fremont Street San Francisco, California 94105	3,737,159	8.5%
T. Rowe Price Associates, Inc. (4) 100 East Pratt Street Baltimore, Maryland 21202	3,149,550	7.2%
Prentice Capital Management, LP (5) 623 Fifth Avenue, 32nd Floor New York, New York 10022	2,250,338	5.1%
Invesco Ltd. (6) 1360 Peachtree Street NE Atlanta, GA 30309	2,243,200	5.1%
State of Wisconsin Investment Board (7) P.O. Box 7842 Madison, Wisconsin 53707	2,208,914	5.1%

Elizabeth McLaughlin (8)	1,823,518	4.0%
Gerald Cook (9)	351,683	*
James McGinty (10)	262,020	*
Bruce Quinnell (11)	199,382	*
Christopher Daniel (12)	162,499	*
Corrado Federico (13)	125,035	*
W. Scott Hedrick (14)	88,899	*
Maria Comfort (15)	87,875	*
Andrew Schuon (16)	81,441	*
Cynthia Cohen (17)	70,046	*
Evelyn D’An	2,230	*
Lisa M. Harper	—	*
Tom Vellios	—	*
All executive officers and directors as a group (14 persons)(18)	3,421,815	7.3%

*	Less than one percent.
(1)	Unless otherwise indicated, the address of all the owners is: c/o Hot Topic, Inc., 18305 E. San Jose Avenue, City of Industry, California 91748.

(2)	Based on Amendment No. 9 to Schedule 13G filed by FMR LLC on February 14, 2008. Includes shares beneficially owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC, and 2,433,958 shares beneficially owned by VIP III Mid Cap Portfolio.

(3)	Based on Schedule 13G filed by Barclays Global Investors, N.A. on February 5, 2008. Includes 2,390,218 shares beneficially owned by Barclays Global Investors, N.A.., 1,302,356 shares beneficially owned by Barclays Global Fund Advisors and 44,585 shares beneficially owned by Barclays Global Investors, Ltd. The address for Barclays Global Investors, Ltd, as provided in the Schedule 13G filed by Barclays Global Investors N.A., is 1 Royal Mint Court, London, EC 3N 4HH.

(4)	Based on Amendment No. 3 to Schedule 13G filed by T. Rowe Price Associates, Inc. on February 13, 2008. The shares are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such shares; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such shares.

(5)	Based on Schedule 13G filed by Prentice Capital Management, LP on February 14, 2008. The shares are owned by various investment funds, of which Prentice Capital Management, LP serves as investment manager. Michael Zimmerman serves as managing member of the general partners of various affiliated funds and therefore may be deemed to be a beneficial owner of these shares. Mr. Zimmerman and Prentice Capital Management, LP disclaim any beneficial ownership of such shares.

(6)	Based on Schedule 13G filed by Invesco Ltd. on February 13, 2008. The shares listed above are held by the following affiliates of Invesco Ltd., in the following amounts: AIM Advisors, Inc. holds 1,253,973 shares; AIM Capital Management, Inc. holds 968,703 shares; Invesco Institutional (N.A.), Inc. holds 6,300 shares; Invesco National Trust Company holds 5,975 shares and PowerShares Capital Management LLC holds 8,249 shares. Invesco Ltd. and its subsidiaries disclaim beneficial ownership of the shares held by Invesco Ltd., its subsidiaries and any of their executive officers and directors.

(7)	Based on Schedule 13G filed by State of Wisconsin Investment Board on February 8, 2008. State of Wisconsin Investment Board holds sole voting and dispositive power over the shares listed above in its capacity as a government investment agency that manages public pension funds subject to provisions comparable to Employee Retirement Income Security Act.

(8)	Includes 1,574,667 shares subject to options exercisable within 60 days of March 5, 2008.

(9)	Includes 343,851 shares subject to options exercisable within 60 days of March 5, 2008.

(10)	Includes 237,501 shares subject to options exercisable within 60 days of March 5, 2008.

(11)	Includes 67,217 shares subject to options exercisable within 60 days of March 5, 2008.

(12)	Includes 162,499 shares subject to options exercisable within 60 days of March 5, 2008.

(13)	Includes 98,225 shares subject to options exercisable within 60 days of March 5, 2008.

(14)	Includes 10,000 shares held by the Hedrick Children’s Irrevocable Trust DTD 12-26-92. Also includes 58,850 shares subject to options exercisable within 60 days of March 5, 2008.

(15)	Includes 86,875 shares subject to options exercisable within 60 days of March 5, 2008.

(16)	Includes 69,631 shares subject to options exercisable within 60 days of March 5, 2008.

(17)	Includes 58,850 shares subject to options exercisable within 60 days of March 5, 2008.

(18)	Includes shares as described in (8) through (17) above, as applicable, and 167,187 shares subject to options exercisable within 60 days of March 5, 2008 held by three officers not required to be named in this table.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended February 2, 2008, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

DIRECTOR COMPENSATION

The following table sets forth in summary form information concerning the compensation that we paid during the fiscal year ended February 2, 2008 to each of our non-employee directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Option Awards (1) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (2) ($)	Total ($)
Cynthia Cohen (3)	37,000	25,000	35,403	—	97,403
Evelyn D’An (4)	18,000	15,624	9,532	—	43,156
Corrado Federico (5)	33,000	25,000	35,403	—	93,403
W. Scott Hedrick (6)	31,735	25,000	35,403	—	92,138
Kathleen Mason (7)	7,000	9,376	54,195	—	70,571
Bruce Quinnell (8)	85,000	30,000	47,203	—	162,203
Andrew Schuon (9)	29,000	25,000	35,403	—	89,403

(1)	Amounts listed in these columns represent the dollar amount we recognized for financial statement reporting purposes during fiscal 2007 under Financial Accounting Standards Board Statement of Financial Accounting Standard No. 123R, or SFAS No. 123R, “Share Based Payment.” Assumptions made for the purpose of computing these amounts are discussed in our Annual Report on Form 10-K for the year ended February 2, 2008 in Note 2 to Consolidated Financial Statements. As of February 2, 2008, all of the options granted to the individuals and included in the Option Awards compensation were out-of-the-money.

(2)	Amounts listed in this column do not reflect Nonqualified Deferred Compensation losses for fiscal 2007 as follows: Ms. D’An ($452) and Mr. Schuon ($1,527).

(3)	Ms. Cohen is not standing for re-election at the annual meeting. The aggregate number of shares subject to Ms. Cohen’s outstanding stock and option awards as of February 2, 2008 was 11,196 and 75,802, respectively. The full grant date fair value, as calculated under SFAS No. 123R, of Ms. Cohen’s awards reported in the Stock Awards and Option Awards columns above is as follows (assumptions made for the purpose of computing these amounts are discussed in our Annual Report on Form 10-K for the year ended February 2, 2008 in Note 2 to Consolidated Financial Statements):

	Grant Date	Full Grant Date Fair Value ($)
Stock Awards:	June 14, 2007	24,998
	June 13, 2006	25,002
Option Awards:	June 14, 2007	59,771
	June 13, 2006	64,583
	June 12, 2003	110,761

(4)	The aggregate number of shares subject to Ms. D’An’s outstanding stock and option awards as of February 2, 2008 was 2,230 and 11,196, respectively. The full grant date fair value, as calculated under SFAS No. 123R, of Ms. D’An’s awards reported in the Stock Awards and Option Awards columns above is as follows (assumptions made for the purpose of computing these amounts are discussed in our Annual Report on Form 10-K for the year ended February 2, 2008 in Note 2 to Consolidated Financial Statements):

	Grant Date	Full Grant Date Fair Value ($)
Stock Awards:	June 14, 2007	24,998
Option Awards:	June 14, 2007	59,771

(5)	Mr. Federico is not standing for re-election at the annual meeting. The aggregate number of shares subject to Mr. Federico’s outstanding stock and option awards as of February 2, 2008 was 11,810 and 115,177, respectively. The full grant date fair value, as calculated under SFAS No. 123R, of Mr. Federico’s awards reported in the Stock Awards and Option Awards columns above is as follows (assumptions made for the purpose of computing these amounts are discussed in our Annual Report on Form 10-K for the year ended February 2, 2008 in Note 2 to Consolidated Financial Statements):

	Grant Date	Full Grant Date Fair Value ($)
Stock Awards:	June 14, 2007	24,998
	June 13, 2006	25,002
Option Awards:	June 14, 2007	59,771
	June 13, 2006	64,583
	June 12, 2003	110,761

(6)	The aggregate number of shares subject to Mr. Hedrick’s outstanding stock and option awards as of February 2, 2008 was 10,049 and 75,802, respectively. The full grant date fair value, as calculated under SFAS No. 123R, of Mr. Hedrick’s awards reported in the Stock Awards and Option Awards columns above is as follows (assumptions made for the purpose of computing these amounts are discussed in our Annual Report on Form 10-K for the year ended February 2, 2008 in Note 2 to Consolidated Financial Statements):

	Grant Date	Full Grant Date Fair Value ($)
Stock Awards:	June 14, 2007	24,998
	June 13, 2006	25,002
Option Awards:	June 14, 2007	59,771
	June 13, 2006	64,583
	June 12, 2003	110,761

(7)	Ms. Mason did not stand for re-election at our 2007 Annual Meeting of Shareholders. The aggregate number of shares subject to Ms. Mason’s outstanding stock awards as of February 2, 2008 was 4,367. As of February 2, 2008, Ms. Mason did not have any outstanding option awards. The full grant date fair value, as calculated under SFAS No. 123R, of Ms. Mason’s awards reported in the Stock Awards and Option Awards columns above is as follows (assumptions made for the purpose of computing these amounts are discussed in our Annual Report on Form 10-K for the year ended February 2, 2008 in Note 2 to Consolidated Financial Statements):

	Grant Date	Full Grant Date Fair Value ($)
Stock Awards:	June 13, 2006	25,002
Option Awards:	June 13, 2006	64,583

(8)	The aggregate number of shares subject to Mr. Quinnell’s outstanding stock and option awards as of February 2, 2008 was 13,416 and 89,819, respectively. The full grant date fair value, as calculated under SFAS No. 123R, of Mr. Quinnell’s awards reported in the Stock Awards and Option Awards columns above is as follows (assumptions made for the purpose of computing these amounts are discussed in our Annual Report on Form 10-K for the year ended February 2, 2008 in Note 2 to Consolidated Financial Statements):

	Grant Date	Full Grant Date Fair Value ($)
Stock Awards:	June 14, 2007	29,998
	June 13, 2006	30,002
Option Awards:	June 14, 2007	79,695
	June 13, 2006	86,109
	June 12, 2003	147,681

(9)	Mr. Schuon elected to defer the entire $29,000 of the fees earned or paid in cash listed in the column above pursuant to the terms of our Hot Topic Inc. Management Deferred Compensation Plan, or the Deferred Compensation Plan. The aggregate number of shares subject to Mr. Schuon’s outstanding stock and option awards as of February 2, 2008 was 11,810 and 86,583, respectively. The full grant date fair value, as calculated under SFAS No. 123R, of Mr. Schuon’s awards reported in the Stock Awards and Option Awards columns above is as follows (assumptions made for the purpose of computing these amounts are discussed in our Annual Report on Form 10-K for the year ended February 2, 2008 in Note 2 to Consolidated Financial Statements):

	Grant Date	Full Grant Date Fair Value ($)
Stock Awards:	June 14, 2007	24,998
	June 13, 2006	25,002
Option Awards:	June 14, 2007	59,771
	June 13, 2006	64,583
	June 12, 2003	110,761

As consideration for service on the Board, each director is reimbursed for reasonable out-of-pocket expenses in connection with such director’s travel to and attendance at Board and committee meetings. In addition, in fiscal 2007, non-employee directors received a fee for their attendance at each regularly scheduled Board meeting and each meeting of a standing committee of the Board. The Board meeting fee for members other than the Chairman of the Board was $5,000 per meeting and the Board meeting fee for the Chairman of the Board was $7,000 per meeting. Non-employee directors, other than the Chair of each committee, received fees of $1,000 for their attendance at each Compensation Committee and Nominating and Governance Committee meeting, and $1,500 for their attendance at each Audit Committee meeting. The Chairs of the Compensation Committee, Nominating and Governance Committee and Audit Committee received fees of $2,500 per committee meeting, and the Chair of the Audit Committee also received a $10,000 quarterly retainer for ongoing activities as Chair. In fiscal 2007, the total cash compensation paid to non-employee directors was $240,735. No changes were made for fiscal 2008 to the director compensation policy with respect to cash compensation to Board members for their service.

Under our director compensation policy approved by the Compensation Committee and the Board, each of our non-employee directors also receives stock option grants, which were granted under our 1996 Non-Employee Directors’ Stock Option Plan, also called the Directors’ Plan, and are currently granted under the 2006 Incentive Plan. Options granted to non-employee directors are intended not to qualify as incentive stock options under relevant tax laws. The pool of shares available for grant under the Directors’ Plan was substantially depleted during 2007, and following such time we have granted directors stock options only under the 2006 Incentive Plan. In fiscal 2007, pursuant to the director compensation policy, the Board approved grants to each non-employee director of options to purchase that number of shares so that the aggregate option grant to each non-employee director had a total value (determined at the time of grant and using a Black-Scholes valuation model) of $80,000 for the Chairman and $60,000 for each other non-employee director. The grants were all made at the time of our 2007 Annual Meeting of Shareholders.

In all, during the last fiscal year, we granted to our non-employee directors options to purchase an aggregate of 70,908 shares of common stock at an exercise price per share of $11.21, all on June 14, 2007. The fair market value (as defined in the applicable stock plan) of such common stock on the date of grant was $11.21 per share. No changes were made for fiscal 2008 to the director compensation policy with respect to stock option compensation to Board members for their service.

In addition, pursuant to our director compensation policy, each non-employee director (other than the Chairman) receives an annual stock grant pursuant to the 2006 Incentive Plan with a value equal to $25,000, and the Chairman receives an annual stock grant pursuant to the 2006 Incentive Plan with a value equal to $30,000. The stock awards are granted to each non-employee director immediately following his or her election or re-election (although the Board can amend its policy and change the grant or otherwise determine that no grant shall be made). The number of shares subject to the stock grant is determined based on the fair market value of our common stock as of the date of grant. Pursuant to the policy adopted by the Board, these stock grants vest 100% on the earlier to occur of the following: (i) one year from the date of grant or (ii) the commencement of our next annual meeting of shareholders, provided that the directors are prohibited from selling the shares they received pursuant to such stock grants until they no longer serve on the Board. Each non-employee director received such a $25,000 stock grant, and the Chairman of the Board received such a $30,000 stock grant, as of the date of our 2007 Annual Meeting of Shareholders held on June 14, 2007. No changes were made for fiscal 2008 to the director compensation policy with respect to stock awards to Board members for their service.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overall Compensation Philosophy

Our Compensation Committee is comprised of independent directors within the meaning of applicable Securities and Exchange Commission and Nasdaq Stock Market rules. The Compensation Committee responsibilities and duties are outlined in detail under the heading “Information Regarding the Board of Directors and its Committees—Compensation Committee” and in our Compensation Committee charter, which is available on our investor relations website at http://investorrelations.hottopic.com.

Our Compensation Committee believes that our compensation program must support our company business and financial goals and be competitive with other companies who seek the services of similarly qualified candidates. Underlying the program is a fundamental goal of providing both appropriate rewards for outstanding company performance and clear financial consequences for underperformance. With respect to executive officers, the Compensation Committee also believes a significant portion of an executive’s compensation should be “at risk” in the form of annual and long-term incentive awards that are paid, if at all, if specific objectives are satisfied.

In general, our executive compensation program has been designed to:

•

Attract and retain highly skilled and experienced professionals by establishing a compensation structure that is competitive with those offered by other companies with whom we compete for management talent;

•	Build shareholder value by providing incentives based on achievement of company financial goals;

•	Closely align compensation for our executive management team with our short-term and long-term performance;

•	Establish compensation programs that are equitable internally within our company; and

•	Provide differentiated compensation based on individual performance and contribution to company objectives.

In recent years, elements of the company’s compensation programs have shifted in emphasis, with more reliance on performance-based annual bonus and long-term incentive awards. This has been accomplished by maintaining base salary levels and by providing varied long-term incentives through the implementation of our Performance Share Award Programs. The decision to adjust our compensation programs took into account evolving practices at other public companies, as well as an objective to enhance the linkage between employee compensation and the creation of shareholder value. In addition, because we operate multiple retail concepts, our bonus plans provide that certain executive officers have bonus goals and objectives that are weighted to a greater extent in favor of the financial performance of the concept(s) on which they focus, while potential bonuses for other members of executive management are structured to encourage focus on the financial performance of our company as a whole.

During fiscal 2005, the Compensation Committee retained Mercer Human Resource Consulting, an independent compensation consultant, to provide input and advice to the Compensation Committee relating to our long-term incentive strategy for our executive team. Mercer provided a written report to the Compensation Committee in November 2005, and provided further input and advice as the Compensation Committee continued its consideration of appropriate executive compensation.

The input of Mercer provided guidance in certain areas for establishing fiscal 2007 and fiscal 2008 executive compensation parameters. In addition, to aid the Compensation Committee in performing its duties, our Chief Executive Officer provides recommendations concerning the compensation of executive officers, excluding herself; and also provides the Compensation Committee with analysis of annual corporate goal achievement and named executive officer performance. While the Compensation Committee utilizes compensation survey data that includes retail and other relevant industries’ companies, as considered comparable or relevant to Hot Topic, the Compensation Committee does not use a specific formula to set pay in relation to this market data. In aggregate, the compensation program for executive officers has not been materially changed for fiscal 2008 as compared to fiscal 2007 in terms of structure and philosophy.

Elements of Compensation

To accomplish our executive compensation program objectives, compensation for our executive officers generally consists of the following components: base salary, bonus and long-term incentives. Our executive officers are also provided an opportunity to participate in the Deferred Compensation Plan. They also receive an allowance for lease of a vehicle and related expenditures, and certain of them are entitled to potential payments upon specified termination or change-in-control events. Additionally, our executive officers are entitled to other benefits that are generally available to our employees.

Base Salary

Base salaries are used to attract and retain employees by providing a portion of compensation that is not considered “at risk.” The initial base salary for each executive officer was established at the time of hire taking into account the officer’s scope of responsibilities, qualifications, experience, competitive salary information and internal equity. The Compensation Committee generally reviews base salaries for our named executive officers (which term is defined in our Summary of Compensation, below) and other senior executives annually during the first quarter of the fiscal year following the audit of our year-end financial statements. Base salaries for ensuing years are determined based on an assessment of the executive’s performance against job responsibilities, overall company performance and competitive salary information. Annual adjustments in base salaries, if any, have generally been made effective at the beginning of the third month of the fiscal year for which they are intended to apply and therefore also reflect in large part the prior year’s business and individual performance achievements. Thus, the Compensation Committee has been able to consider both an executive’s exhibited value to the organization and its business, as well as his or her anticipated contributions to the success (both short-term and long-term) of the company for purposes of setting base pay levels.

The Compensation Committee met in March 2007 to consider the base salaries of our executive officers for fiscal 2007. Based on a number of criteria, including the company’s performance in fiscal 2006 and the desire to keep our base salaries competitive with salaries of similar executive positions in comparable companies in our industry, the Board approved, upon recommendation of the Compensation Committee, the following base salaries for our named executive officers for fiscal 2007:

Named Executive Officer	Title	Base Salary ($)
Elizabeth McLaughlin	Chief Executive Officer and Director	700,000
Gerald Cook	President, Hot Topic, Inc.	450,000
Christopher Daniel	President, Torrid	425,000
Maria Comfort	Chief Merchandising Officer, Hot Topic	400,000
James McGinty	Chief Financial Officer	350,000

The Compensation Committee met again in March 2008 to consider the base salaries of our executive officers for fiscal 2008 and the Board approved, upon recommendation of the Compensation Committee, the following base salaries for our named executive officers for fiscal 2008:

Named Executive Officer	Title	Base Salary ($)
Elizabeth McLaughlin	Chief Executive Officer and Director	700,000
Gerald Cook	President, Hot Topic, Inc.	463,500
Christopher Daniel	President, Torrid	437,750
Maria Comfort	Chief Merchandising Officer, Hot Topic	412,000
James McGinty	Chief Financial Officer	360,500

The fiscal 2008 base salaries for our named executive officers represent a 3% cost-of-living increase from their fiscal 2007 base salaries, except for that of Ms. McLaughlin whose base salary remains unchanged from its fiscal 2007 level.

Bonus

Annual incentive bonuses are intended to reflect the Compensation Committee’s belief that a significant portion of the annual compensation of each executive officer should be contingent upon our performance and officer contribution to that performance. Accordingly, our executive officers, including our Chief Executive Officer, participate in an annual executive incentive bonus plan, referred to as the Executive Bonus Plan, which provides for cash bonus targets based upon the achievement of certain specified financial goals for the fiscal year. The Board, upon recommendation of the Compensation Committee, annually establishes targeted levels of financial performance for the ensuing fiscal year in conjunction with our annual financial plan. The performance targets range from a minimum (or threshold) level to a maximum level, with a target level in between. Upon the achievement of various increasing levels of financial performance above the minimum level, varying amounts are awardable; however the Compensation Committee may choose to recommend increasing bonuses provided for under the Executive Bonus Plan above the original bonus targets, or to recommend awarding less than the target bonuses, or no bonuses. The Board of Directors, upon receiving the Compensation Committee’s recommendations, makes awards as warranted. The various goals attributable to particular executive officers are varied to align the officer’s duties with the appropriate metrics that best reflect the officer’s impact on Hot Topic and our performance and are collectively designed to be “stretch goals,” intended to be challenging but achievable (i.e., viewed by Hot Topic as the target level being achievable less than 50% of the time). The minimum levels for fiscal 2004 and 2005 annual incentive bonuses were not met, and the target levels for fiscal

2006 and 2007 annual incentive bonuses for the Torrid division were met and exceeded (at a level below the maximum level). The minimum levels for fiscal 2006 and 2007 annual incentive bonuses for the Hot Topic division were not met.

The following table details the general nature of the fiscal 2007 and 2008 annual incentive bonus performance targets attributable to our named executive officers:

Named Executive Officer	Title	Performance Target
		Fiscal 2007[1]	Fiscal 2008[2]

Elizabeth McLaughlin	Chief Executive Officer and Director	70% Hot Topic divisional operating income; 30% Torrid divisional operating income	100% net income for Hot Topic, Inc.

Gerald Cook	President, Hot Topic, Inc.	70% Hot Topic divisional operating income; 30% Torrid divisional operating income	100% net income for Hot Topic, Inc.

Christopher Daniel	President, Torrid	30% Hot Topic divisional operating income; 70% Torrid divisional operating income	75% Torrid divisional operating income; 25% Hot Topic divisional operating income

Maria Comfort	Chief Merchandising Officer, Hot Topic	Hot Topic divisional operating income	100% Hot Topic divisional operating income

James McGinty	Chief Financial Officer	70% Hot Topic divisional operating income; 30% Torrid divisional operating income	100% net income for Hot Topic, Inc.

(1)	Represents cash bonuses eligible to be earned in fiscal 2007 and paid in fiscal 2008. For named executive officers other than Ms. Comfort and Mr. Daniel, no fiscal 2007 cash bonuses were to be paid unless minimum divisional operating income targets for both Hot Topic and Torrid are achieved, even if the performance target for one of those divisions is met. For Mr. Daniel, no fiscal 2007 cash bonus was to be paid unless minimum Torrid divisional earnings per share targets were achieved, even if the performance targets in the table above are met.

(2)	Represents cash bonuses eligible to be earned in fiscal 2008 and paid in fiscal 2009. For Mr. Daniel, no fiscal 2008 cash bonus will be paid unless the minimum Torrid divisional operating income target is achieved, even if the minimum Hot Topic divisional operating income target is achieved.

Cash bonuses earned under the Executive Bonus Plan are paid each year upon completion of our annual audit of the results of operations for the previous fiscal year by our independent auditors. The table below shows cash bonuses paid to our named executive officers for fiscal 2007:

Named Executive Officer(1)	Title	Cash Bonus ($)
Gerald Cook	President, Hot Topic, Inc.	50,000
Christopher Daniel	President, Torrid	111,563
James McGinty	Chief Financial Officer	50,000

(1)	Named executive officers not listed in the table above were awarded no bonus for fiscal 2007.

Mr. Daniel’s bonus was awarded based on parameters established by our Board of Directors in March 2007 with respect to the financial performance of our Torrid division in fiscal 2007. Mr. Cook’s and Mr. McGinty’s bonuses were discretionary bonuses, awarded in recognition of their respective contributions to the company.

Long-Term Incentives

We provide long-term incentive compensation to our executive officers through equity awards under our 2006 Equity Incentive Plan, or 2006 Incentive Plan. The 2006 Incentive Plan succeeded our 1996 Equity Incentive Plan, which was used for equity grants from 1996 until its expiration in 2006. The 2006 Incentive Plan was established to provide incentives to our directors, employees, including executive officers, and consultants to perform and execute on our long-term objectives and strategic initiatives. We believe awards granted under our 2006 Incentive Plan help align the interests of our employees with those of our shareholders. The Compensation Committee typically considers both the number of shares subject to proposed awards, as well as the valuation of proposed awards under the valuation method used by the company for purposes of reporting expense associated with the awards.

Stock Options

Our 2006 Incentive Plan authorizes us to grant stock options to employees, consultants and directors. Prior to fiscal 2005, we issued primarily incentive stock options, but since fiscal 2005 we have granted nonqualified stock options exclusively. With respect to executive officers, stock options are typically granted and effective upon commencement of employment and on an annual basis in connection with our performance evaluation process which typically occurs in the first quarter of each calendar year. The Compensation Committee has on occasion also made grants in connection with promotions. All equity-based awards to executive officers require the approval of our Board or the Compensation Committee before they are awarded or communicated to the individual.

Stock options are priced at the fair market value of our common stock on the date of grant of the award. Fair market value is defined as the closing price of our common stock on the date of grant (or if the date of grant is not a trading day, then the closing price on the trading day immediately prior to the date of grant).

Generally, 25% of the shares subject to the stock options vest one year from the effective date of grant and the remainder of the shares vest in equal quarterly installments over the 12 quarters thereafter, subject to acceleration of vesting in certain situations such as in some circumstances in connection with a change of control of the company. We have not granted, and currently do not grant, options with performance based vesting conditions. The stock options expire ten years from the effective date of grant.

Stock option grants made during 2007 to our named executive officers are reflected in the Grants of Plan-Based Awards Table and outstanding stock option awards to our named executive officers as of February 2, 2008 are reflected in the Outstanding Equity Awards at Fiscal Year-End Table. In connection with our annual performance evaluation process, and based on the compensation analysis described above, in March 2008 the Board, based on the recommendation of the Compensation Committee, approved 2008 annual stock option grants to our named executive officers as follows, each with an exercise price of $4.75 per share:

Named Executive Officer	Title	Stock Option Grant (# shares)
Elizabeth McLaughlin	Chief Executive Officer and Director	250,000
Gerald Cook	President, Hot Topic, Inc.	75,000
Christopher Daniel	President, Torrid	100,000
Maria Comfort	Chief Merchandising Officer, Hot Topic	45,000
James McGinty	Chief Financial Officer	75,000

In addition, in March 2008, the Board committed to grant Ms. McLaughlin an option to purchase 100,000 shares of common stock at such time as a President of our Hot Topic division is hired, in consideration of her success in recruiting an individual to fill such position.

Performance Share Awards

The Compensation Committee has in place a long-term incentive structure to incorporate, in addition to stock options, stock award “units” pursuant to which shares of our common stock will be issued to executive officers in the event long-term operating income goals are met. The purpose of this type of award is, among other things, to provide for diversification of equity grants to provide aggregate awards that, in the opinion of the Board, appropriately align long-term incentives of company management with our significant long-term objectives. In March 2007, the Board adopted a Performance Share Award Program under the 2006 Incentive Plan. Stock awards granted pursuant to the program have target awards that are 50% of the maximum awards indicated below. The target awards and the maximum awards may be earned based on achievement of enumerated performance goals during an established performance period, and in all cases the award of shares is subject to the officer’s continuous service to us as an officer, director or consultant. The shares will remain unissued until earned, if at all. We granted awards in 2006 pursuant to a previous Performance Share Award Program adopted under our 1996 Equity Incentive Plan, which provided for a three-year measurement period, with awards based on 2008 operating income for the company as a whole, compared to a target performance goal. The awards granted in March 2007 and March 2008 under the new Performance Share Award Program provided for a three-year measurement period, with awards based on 2009 and 2010 operating income for the company as a whole, respectively, compared to a target performance goal (with potential adjustment due to extraordinary or nonrecurring events such as significant acquisitions). The fiscal 2008, 2009 and 2010 operating income targets for the company as a whole were originally designed to be challenging but achievable (i.e., viewed by Hot Topic as the target level being achievable less than 50% of the time). However, we do not currently expect that the minimum levels for the fiscal 2008 and 2009 operating income targets for the company as a whole will be met. The following table details the stock awards granted to our named executive officers in fiscal 2007 and 2008, and the related performance targets:

Named Executive Officer	Title	Fiscal 2007		Fiscal 2008
		Maximum Shares Subject to Stock Award (#)	Performance Target	Maximum Shares Subject to Stock Award (#)	Performance Target
Elizabeth McLaughlin	Chief Executive Officer and Director	260,000	Fiscal 2009 Hot Topic, Inc. operating income	200,000	Fiscal 2010 Hot Topic, Inc. operating income

Gerald Cook	President, Hot Topic, Inc.	66,000	Fiscal 2009 Hot Topic, Inc. operating income	44,000	Fiscal 2010 Hot Topic, Inc. operating income

Christopher Daniel	President, Torrid	84,000	Fiscal 2009 Hot Topic, Inc. operating income	70,000	Fiscal 2010 Hot Topic, Inc. operating income

Maria Comfort	Chief Merchandising Officer, Hot Topic	52,000	Fiscal 2009 Hot Topic, Inc. operating income	24,000	Fiscal 2010 Hot Topic, Inc. operating income

James McGinty	Chief Financial Officer	64,000	Fiscal 2009 Hot Topic, Inc. operating income	44,000	Fiscal 2010 Hot Topic, Inc. operating income

Employee Stock Purchase Plan

Our 1996 Employee Stock Purchase Plan, or ESPP, which is available to and intended to encourage and motivate all of our employees, including our executive officers, to continue in our employ by giving them the opportunity to acquire an ownership interest in the company on favorable terms. Under our ESPP, employees may purchase shares of our common stock at a discount to the market price, subject to certain limits, with the objective of allowing employees to profit when the value of our common stock increases over time.

Deferred Compensation Plan

We provide a Deferred Compensation Plan for the purpose of providing a program to meet the financial planning needs of our highly compensated employees and members of our Board of Directors who are unable to participate in our section 401(k) savings/retirement plan due to applicable rules. The company does not currently contribute to the Deferred Compensation Plan. As of February 2, 2008, other than Maria Comfort, each of our named executive officers had participated in the Deferred Compensation Plan. Information about participation and amounts earned on contributed amounts is set forth in the Nonqualified Deferred Compensation Table.

Severance and Change of Control Payments

We have entered into agreements containing severance benefits and change of control provisions with certain of our executive officers, the terms of which are described under the headings “Employment, Severance and Change of Control Agreements” and “Potential Payments Upon Termination or Change of Control.” We believe these severance and change in control benefits are an essential element of our executive compensation package and assist us in recruiting and retaining talented individuals.

Other Compensation

We lease a fleet of automobiles for certain employees of our company, such as district and regional managers, and our officers; and to the extent attributed to personal use, the costs associated with lease are deemed compensation to the employees. Further, in order to retain and recruit highly talented individuals we provide other forms of compensation from time to time such as supplemental disability insurance coverage, a section 401(k) savings/retirement plan, relocation benefits, hiring bonuses and related tax gross ups. We also provide personal paid time off and other paid holidays to all employees, including our executive officers, on terms which we believe are comparable to those provided at comparable companies.

Section 162(m) Compliance

Section 162(m) of the Internal Revenue Code limits us to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Internal Revenue Code.

The Compensation Committee has determined that awards under the Performance Share Award Program and stock options granted under the 2006 Incentive Plan with an exercise price at least equal to the fair market value of our common stock on the date of grant shall be treated as “performance-based compensation.” The Compensation Committee currently believes that we should be able to continue to manage our executive compensation program for named executive officers so as to preserve the related federal income tax deductions, although individual exceptions may occur.

Summary of Compensation

The following table sets forth in summary form information concerning the compensation that we paid during the fiscal year ended February 2, 2008 to our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers who earned more than $100,000 in fiscal 2007. We refer to these officers in this proxy statement as the “named executive officers.”

Summary Compensation Table (1)

Name and Principal Position	Year	Salary (2) ($)	Bonus (3) ($)	Option Awards (4) ($)	Non Equity Incentive Plan Compensation (5) ($)	Change in Nonqualified Deferred Compensation Earnings (6) ($)	Total ($)
Elizabeth McLaughlin, Chief Executive Officer and Director	2007 2006	700,000 700,000	— —	648,352 1,057,593	— —	— 2,041	1,348,352 1,759,634

Gerald Cook, President, Hot Topic, Inc.	2007 2006	450,000 450,000	50,000 —	176,131 237,046	— 155,925	— 531	676,131 843,501

Christopher Daniel, President, Torrid	2007 2006	425,000 337,917	— —	389,731 170,526	111,563 408,000	— 852	926,294 917,295

Maria Comfort, Chief Merchandising Officer, Hot Topic	2007 2006	400,000 400,000	— —	263,606 186,421	— —	— —	663,606 586,421

James McGinty, Chief Financial Officer	2007 2006	350,000 304,167	50,000 —	164,277 163,912	— 80,850	— 401	564,277 549,330

(1)	In accordance with the rules of the SEC, the compensation described in this table does not include various perquisites and other benefits received by a named executive officer which do not exceed $10,000 in the aggregate.

(2)	Salary amounts deferred under the Deferred Compensation Plan are included in this column and, for fiscal 2007, shown in the Nonqualified Deferred Compensation Plan Table.

(3)	Amounts listed in this column reflect discretionary bonuses awarded in recognition of the individual’s contributions to the company during the applicable fiscal year, which were paid in the first quarter of the subsequent fiscal year.

(4)	Amounts listed in this column represent the dollar amount we recognized for financial statement reporting purposes during the applicable fiscal year under SFAS No. 123R. Assumptions made for the purpose of computing these amounts are discussed in our Annual Report on Form 10-K for the year ended February 2, 2008 in Note 2 to Consolidated Financial Statements. As of February 2, 2008, all of the options granted to the individuals and included in the Option Awards compensation were out-of-the-money.

(5)	Amounts listed in this column represent performance-based bonuses earned during the applicable fiscal year. Annual bonuses earned during a fiscal year are paid in the first quarter of the subsequent fiscal year.

(6)	Amounts listed in this column do not reflect Nonqualified Deferred Compensation losses for fiscal 2007 as follows: Ms. McLaughlin ($3,282), Mr. Cook ($8,276), Mr. Daniel ($5,586) and Mr. McGinty ($170).

Employment, Severance and Change of Control Agreements

We entered into agreements with Gerald Cook on January 12, 2001, James McGinty on January 23, 2003, Maria Comfort on July 11, 2005 and Christopher Daniel on November 15, 2006, which provide for payments and benefits under certain circumstances. None of these agreements provide for a specified term of employment.

Under all of the above agreements, each executive officer’s employment is terminable with or without cause. However, each of the executive officers is entitled to certain benefits in the event his or her employment with us is terminated without cause, including a severance payment equal to six months of continued pay and health benefits.

In addition, each of the executive officers is entitled to immediate vesting of all of their unvested options in the event of a “change in control” of Hot Topic. “Change in control” is defined in each of the agreements as (i) a sale of all or substantially all of our assets, (ii) a merger or consolidation in which we are not the surviving corporation and in which beneficial ownership of at least 50% of our voting securities has changed or (iii) an acquisition by any person, entity or group of beneficial ownership of at least 50% of the combined voting power of Hot Topic.

In establishing the triggering events for payment obligations in connection with termination events under our employment and change of control agreements with our named executive officers, the Compensation Committee considered several factors. Payments upon termination by us without cause are provided because we consider such a termination to be generally beyond the control of a terminated employee and a termination that under different circumstances would not have occurred. The termination benefits are intended to ease the consequences to an employee of an unexpected termination of employment. We benefit by requiring a general release from terminated employees. Option acceleration upon a change of control is intended to mitigate the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate changes. Such acceleration protects shareholder interests by enhancing employee focus during rumored or actual change in control activity through incentives to remain with Hot Topic despite uncertainties while a transaction is under consideration or pending.

We have no existing employment agreement with our Chief Executive Officer, Elizabeth McLaughlin. Ms. McLaughlin’s compensation is determined annually by the Compensation Committee, as described elsewhere in this proxy statement.

Potential Payments Upon Termination or Change of Control

The following table sets forth potential payments payable to named executive officers upon termination of employment without cause, as discussed above. The Compensation Committee or Board may in its discretion revise, amend or add to the benefits if it deems advisable. The table below reflects amounts payable to our named executive officers assuming their employment was terminated without cause on February 2, 2008, other than accrued but unpaid base salary and any benefits payable or provided under broad-based employee benefit plans and programs. We would not be obligated to provide any other severance payments, health or welfare benefits or tax gross-ups to the officers.

Name	Benefit	Termination Without Cause (1) ($)
Gerald Cook	Cash Severance	225,000
	Benefits Continuation	5,575
Christopher Daniel	Cash Severance	212,500
	Benefits Continuation	5,347
Maria Comfort	Cash Severance	200,000
	Benefits Continuation	5,575
James McGinty	Cash Severance	175,000
	Benefits Continuation	5,575

(1)	The amounts reflected in the column would be paid over a six-month period. In addition, deferred compensation of each named executive officer, if any, reflected in the Nonqualified Deferred Compensation Plan Table would be paid upon termination.

None of the named executive officers would have received any benefit from acceleration of vesting of stock options if a change in control occurred as of February 2, 2008, as all of the stock options subject to the acceleration were out-of-the-money as of such time.

Grants of Plan-Based Awards

We previously granted stock options to our executive officers under our 1996 Equity Incentive Plan, or the 1996 Incentive Plan, and currently grant stock options to our executive officers under the 2006 Incentive Plan. As of March 5, 2008, options to purchase a total of 4,071,022 and 1,255,158 shares were outstanding under the 1996 Incentive Plan and 2006 Incentive Plan, respectively, and a total of 2,264,239 shares remained available for grant under the 2006 Incentive Plan. The options become exercisable over a four year period with 25% vesting one year from the date of grant and 6.25% of the remaining shares vesting quarterly thereafter. The options will fully vest upon a change of control, as defined in the 1996 Incentive Plan or the 2006 Incentive Plan, as applicable, unless the acquiring company assumes the options or substitutes similar options.

Options expire ten years from the date of grant. The exercise price per share of each option granted to our executive officers was equal to the fair market value of our common stock on the date of the grant. The exercise price per share of each option previously granted to our named executive officers under the 1996 Incentive Plan and the 2006 Incentive Plan was equal to the fair market value of our common stock on the date of the grant, which was deemed to be equal to the closing sales price for such stock as reported on the Nasdaq on the last market trading day prior to such date. In March 2007, we amended the 2006 Incentive Plan to provide that the fair market value of our common stock on the date of the grant will be deemed to be equal to the closing sales price for such stock as reported on the Nasdaq on such date.

The following table provides information regarding grants of plan-based awards to the named executive officers in the fiscal year ended February 2, 2008.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Elizabeth McLaughlin	3/23/07	292,600	700,000	1,400,000
	3/23/07				0	130,000	260,000			1,470,300
	3/23/07							200,000	11.31	1,077,240

Gerald Cook	3/23/07	141,075	337,500	675,000
	3/23/07				0	33,000	66,000			373,230
	3/23/07							78,000	11.31	420,124

Christopher Daniel	3/23/07	145,350	318,750	635,269
	3/23/07				0	42,000	84,000			475,020
	3/23/07							100,000	11.31	538,620

Maria Comfort	3/23/07	90,000	200,000	400,000
	3/23/07				0	26,000	52,000			294,060
	3/23/07							60,000	11.31	323,172

James McGinty	3/23/07	73,150	175,000	350,000
	3/23/07				0	32,000	64,000			361,920
	3/23/07							75,000	11.31	403,965

(1)	The amounts shown in these columns represent the threshold, target and maximum payout levels under the Executive Bonus Plan. The actual amount of incentive bonus earned by each named executive officer in fiscal 2007 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

(2)	The amounts shown in these columns represent the threshold, target and maximum payout levels under the Performance Share Award Program. None of these awards have vested and no shares have been issued pursuant to the grants. As of February 2, 2008, it is our best estimate that none of the awards will be earned at the end of their three-year term. Accordingly, for fiscal 2007, net, we did not recognize any compensation expense for these awards, so no amounts are reflected in the Summary Compensation Table for the awards. For further discussion, see our Annual Report on Form 10-K for the year ended February 2, 2008 in Note 2 to Consolidated Financial Statements.

(3)	Amounts listed in this column represent the aggregate grant date fair value computed in accordance with SFAS No. 123R. Assumptions made for the purpose of computing these amounts are discussed in our Annual Report on Form 10-K for the year ended February 2, 2008 in Note 2 to Consolidated Financial Statements.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding all outstanding equity awards held by each of the named executive officers as of February 2, 2008.

	Option Awards (1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Elizabeth McLaughlin	95,000 200,733 4,949 133,380 215,603 300,001 300,001 175,000 87,500 —	— — — — — — — — 112,500 200,000	1.51 3.73 5.97 6.97 10.64 15.33 15.61 21.24 13.90 11.31	2/23/09 2/24/10 6/28/10 8/22/10 2/5/11 3/20/12 3/20/13 3/18/15 3/17/16 3/23/17
					214,000 260,000	(2) (3)	1,181,200 1,435,200

Gerald Cook	64,350 75,000 75,001 85,000 21,875 —	— — — — 28,125 78,000	10.64 15.33 15.61 21.24 13.90 11.31	2/5/11 3/20/12 3/20/13 3/18/15 3/17/16 3/23/17
					56,000 66,000	(2) (3)	309,120 364,320

Christopher Daniel	40,624 50,000 10,937 25,000 —	9,376 — 14,063 75,000 100,000	17.19 21.24 13.90 10.87 11.31	10/4/14 3/18/15 3/17/16 11/15/16 3/23/17
					28,000 84,000	(2) (3)	154,560 463,680

Maria Comfort	42,187 21,875 —	32,813 28,125 60,000	14.12 13.90 11.31	8/22/15 3/17/16 3/23/17
					56,000 52,000	(2) (3)	309,120 287,040

James McGinty	45,000 46,250 45,001 60,000 19,687 —	— — — — 25,313 75,000	15.33 10.31 15.61 21.24 13.90 11.31	3/20/12 3/6/11 3/20/13 3/18/15 3/17/16 3/23/17
					52,000 64,000	(2) (3)	287,040 353,280

(1)	The options become exercisable over a four year period with 25% vesting one year from the date of grant and 6.25% of the remaining shares vesting quarterly thereafter.

(2)	The stock awards are earned based on 2009 operating income for the company as a whole compared to a target maximum performance goal (with potential adjustment due to extraordinary or nonrecurring events such as significant acquisitions). In all cases the award of shares is subject to the officer’s continuous service to us as an officer, director or consultant. The shares will remain unissued until earned, if at all. The value of unearned shares is based upon the closing stock price of our common stock on February 1, 2008 (the last trading day of fiscal 2007).

(3)	The stock awards are earned based on 2010 operating income for the company as a whole compared to a target maximum performance goal (with potential adjustment due to extraordinary or nonrecurring events such as significant acquisitions). In all cases the award of shares is subject to the officer’s continuous service to us as an officer, director or consultant. The shares will remain unissued until earned, if at all. The value of unearned shares is based upon the closing stock price of our common stock on February 1, 2008 (the last trading day of fiscal 2007).

In December 2007, we entered into Stock Option Cancellation Agreements with certain of our executive officers, pursuant to which certain stock options previously granted to each such executive officer were cancelled in exchange for a nominal payment by us of $1.00 in the aggregate. The shares underlying the cancelled stock options became available for future issuance under our 2006 Incentive Plan. The Stock Option Cancellation Agreements indicated that other than such nominal payment, the applicable executive officers had not received, and would not receive, any additional consideration in exchange for the cancellation of such options. Accordingly, while each such executive officer is eligible to receive future equity grants in connection with our regular grant practices, no such executive officer will receive any future equity award in exchange for the cancellation of such options. The executive officers that entered into Stock Option Cancellation Agreements, and the aggregate number of shares underlying the stock options cancelled pursuant to such agreements, are as follows:

Name	Title	Aggregate Number of Shares Underlying Stock Options
Elizabeth McLaughlin	Chief Executive Officer	300,000
Gerald Cook	President, Hot Topic, Inc.	100,000
James McGinty	Chief Financial Officer	50,000

Option Exercises

The following table provides information regarding the number of shares of common stock acquired and the value realized pursuant to the exercise of stock options and the value realized pursuant to the exercise of stock options, during fiscal 2007 by each of the named executive officers, to the extent applicable.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)
Elizabeth McLaughlin	80,000	173,600

(1)	The value realized on exercise is equal to the difference between the option exercise price and the closing price of our common stock on the date of exercise, multiplied by the number of shares subject to the option, without taking into account any taxes that may be payable in connection with the transaction. Ms. McLaughlin exercised the options, but did not sell the shares acquired and continues to hold such shares.

Pension Benefits

We have no pension plans or long-term incentive plans.

Nonqualified Deferred Compensation Plan

The following table shows for the fiscal year ended February 2, 2008 certain information regarding nonqualified deferred compensation plans for the named executive officers, to the extent applicable.

Name	Executive Contributions in Last FY (1) ($)	Aggregate Earnings in Last FY (2) ($)	Aggregate Withdrawals/ Distributions (3) ($)	Aggregate Balance at Last FYE ($)
Elizabeth McLaughlin	105,000	(3,282)	—	152,220
Gerald Cook	95,962	(8,276)	—	96,524
Christopher Daniel	92,500	(5,586)	—	104,335
James McGinty	26,931	(170)	—	34,517

(1)	The contribution amounts contained in this column are reported in the Summary Compensation Table as salary compensation.

(2)	The aggregate earnings amounts contained in this column are reported in the Summary Compensation Table as “Change in Nonqualified Deferred Compensation Earnings.”

(3)	None of the named executive officers received distributions from their deferred compensation accounts in 2007.

The Deferred Compensation Plan is an unfunded plan designed for the purpose of providing an opportunity to defer compensation to our highly compensated employees including our named executive officers, as well as our directors. The Deferred Compensation Plan allows participants to elect on an annual basis to defer receipt of portions of their salary and/or cash bonus into bookkeeping accounts with phantom investment alternatives that mirror the gains and/or losses of several different investment funds. The bookkeeping accounts are adjusted to reflect investment results resulting from fluctuations in the market value of the phantom investments. Participants may change their selected phantom investment alternatives at any time. The amounts reported in the aggregate earnings column above reflect any unrealized gains and losses, based on the increases or decreases in market value of investment funds for fiscal 2007 and realized gains, which represents interest earned during fiscal 2007 on deferred compensation. Participants are 100% vested in all amounts deferred, and any earnings on such deferral.

Under the terms of the Deferred Compensation Plan, in 2007 executive participants were permitted to defer up to 80% of their salary and up to 100% of their annual cash bonus while directors were permitted to defer up to 100% of their cash fee. Elections must be made by July 31 of each year to defer salary compensation that will be earned during the following year, and are irrevocable after that date. Elections to defer bonus compensation must be made no later than six months prior to the end of fiscal year, which is the applicable performance period to which the bonus relates, in accordance with applicable tax compliance requirements.

Executive participants may elect to receive a distribution of their account balance either in a lump sum or annual installments of up to 15 years, and may elect to commence payment either upon termination of employment, or a date specified by the executive at the time of initial deferral. Executives may also elect at the time of deferral to receive payment of their account balance in the event of a change of control of the company. Any changes in the executive’s distribution election are permitted only if made in accordance with applicable tax compliance requirements governing nonqualified deferred compensation plans. Any payments made to executives upon termination of employment will be delayed six months except in the event of disability, death or, possibly, a change in control of Hot Topic. Notwithstanding the executive’s election, for distributions made upon a termination of employment, annual installment payments are permitted under the plan only if at the time of termination the executive has five years of service with the company and an account balance of $50,000 or more, or the termination is due to the executive’s death or disability. Executives may be entitled to receive earlier payments of their account balances through certain unforeseeable financial emergency/hardship withdrawals.

Amounts deferred by the executives are not subject to income tax until payment, but are subject to the Federal Insurance Contributions Act tax, or FICA tax, at the time of deferral. We are not required to make any contributions to the Deferred Compensation Plan, nor do we fund the plan. Participants have an unsecured contractual commitment by the company to pay the amount due under the plan. When such payments are due, cash will be distributed from our general assets. We have established a non-qualified grantor trust to hold amounts deferred under the plan. These amounts are considered general assets of Hot Topic and are available to creditors in the event of Hot Topic’s insolvency.

Equity Compensation Plan Information

The following table provides certain information as of February 2, 2008 with respect to all of our equity compensation plans in effect on that date.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders (1)	5,713,776	14.09	3,344,446

(1)	Includes the 2006 Incentive Plan, the 1996 Incentive Plan, the Directors’ Plan and the ESPP. 1,030,837 shares under column (c) are attributable to the ESPP.

POLICIES AND PROCEDURES WITH RESPECT TO RELATED PARTY TRANSACTIONS

Our Board of Directors is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is Hot Topic’s preference to avoid related party transactions.

Our Audit Committee Charter requires that members of the Audit Committee, all of whom are independent directors, review and approve all related party transactions for which such approval is required under applicable law, including SEC rules and Nasdaq listing standards. A related party transaction includes any transaction, arrangement or relationship involving an amount that exceeds $120,000 in which Hot Topic is a participant and in which any of the following persons has or will have a direct or indirect interest: any executive officer, director, or more than 5% shareholder of Hot Topic, including any of their immediate family members, and any entity owned or controlled by such persons.

In addition, the Audit Committee is responsible for reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interest and adherence to our Standards of Business Ethics. Under our Standards of Business Ethics, directors, officers and all other members of the workforce are expected to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest.

CERTAIN TRANSACTIONS

We have entered into indemnity agreements with certain officers and directors which provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of us, and otherwise to the fullest extent permitted under California law and our Bylaws. We have also entered into and may in the future enter into employment agreements with certain of our executive officers. See “Employment and Change of Control Agreements.”

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers, banks and other agents) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers, banks or other agents with account holders who are shareholders of Hot Topic will be “householding” our proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker, bank or other agent that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, bank or other agent, and direct a written request for the separate proxy statement and annual report to Corporate Secretary, Hot Topic, Inc., 18305 E. San Jose Avenue, City of Industry, California 91748 or contact James McGinty at (626) 839-4681. Shareholders whose shares are held by their broker, bank or other agent as nominee and who currently receive multiple copies of the proxy statement at their address that would like to request “householding” of their communications should contact their broker, bank or other agent.

OTHER MATTERS

Our Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ James McGinty

James McGinty

Secretary

City of Industry, California

April 28, 2008

A copy of our Annual Report on Form 10-K for the fiscal year ended February 2, 2008 filed with the SEC is available without charge upon written request to: Corporate Secretary, Hot Topic, Inc., 18305 E. San Jose Avenue, City of Industry, California 91748.

HOT TOPIC, INC.

ANNUAL MEETING OF SHAREHOLDERS

June 10, 2008

8:30 a.m.

18305 E. San Jose Avenue

City of Industry, CA 91748

Hot Topic, Inc.
18305 E. San Jose Avenue
City of Industry, CA 91748	PROXY

This proxy is solicited by the Board of Directors for use at the Annual Meeting of Shareholders of Hot Topic, Inc. (the “Company”) on June 10, 2008.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint James McGinty and Elizabeth McLaughlin, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting of Shareholders of the Company and all adjournments.

See reverse for voting instructions.

Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.    To elect directors to hold office until the Company’s 2009 Annual Meeting of Shareholders.

01	Evelyn D’An	☐	Vote FOR all Nominees (except as marked)	☐	Vote WITHHELD from all Nominees
02	Lisa M. Harper
03	W. Scott Hedrick
04	Elizabeth McLaughlin
05	Bruce Quinnell
06	Andrew Schuon
07	Thomas G. Vellios

(Instructions: To withhold authority to vote for any indicated nominee, write the number next to the name(s) of such nominee(s) in the box provided to the right.)
2. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending January 31, 2009.	☐ For ☐ Against ☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address change? Mark Box ☐ Indicate changes below:	Date:
Signature(s):
Name of Shareholder:

Note: Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include their title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.